Exhibit 24(b)(4.39):  Endorsement NYOPSC-09

Voya Retirement Insurance and Annuity Company

ENDORSEMENT

The Contract and Certificate, if applicable, are endorsed as follows.

All references in the Contract and Certificate to the address for the “Opportunity Plus Service Center” are changed as follows:

Opportunity Plus Service Center

P. O. Box 9810

Providence, RI 02940-8010

No additional changes have been made to the Contract or Certificate.

Endorsed and made a part of the Contract and Certificate, if applicable, on the effective date of this endorsement.

[/s/ Alain Karaoglan]

[President]

Voya Retirement Insurance and Annuity Company

NYOPSC-09